Exhibit 99.1

News	Contact: Heather Ferrante Investor Relations ViaSat Inc. +1 760-476-2633 www.viasat.com

ViaSat Announces Early Acceptance of Cash Tender Offer and Receipt of Requisite Consents in Consent Solicitation for its 8.875% Senior Notes Due 2016

Carlsbad, Calif. – October 12, 2012 – ViaSat Inc. (Nasdaq: VSAT) announced the results of the early acceptance of its tender offer to purchase any and all of its outstanding 8.875% Senior Notes due 2016 (the “Notes”) and the related consent solicitation.

As of 5:00 p.m., New York City time, on October 11, 2012, ViaSat had received tenders in respect of approximately $262.1 million in aggregate principal amount of the Notes, all of which have been accepted for purchase by ViaSat. The holders of the accepted Notes will receive total consideration of $1,071.56 per $1,000 principal amount of Notes tendered, which includes a $10.00 consent payment per $1,000 principal amount of Notes tendered, plus accrued and unpaid interest to the early acceptance date. The total cash payment to purchase the Notes tendered through October 11, 2012, including accrued and unpaid interest up to, but excluding, October 12, 2012, will be approximately $282.5 million.

Tendering holders also delivered the consents to the adoption of certain proposed amendments to the indenture governing the Notes. Consents authorizing entry into a supplemental indenture containing the proposed amendments were obtained from a majority in aggregate principal amount of the Notes. Accordingly, the supplemental indenture has been executed and will become operative upon payment for the tendered Notes. The supplemental indenture eliminated substantially all of the restrictive covenants, certain affirmative covenants, certain events of default and certain conditions to legal defeasance or covenant defeasance contained in the indenture governing the Notes.

Holders who have not already tendered Notes may continue to do so at any time prior to the expiration of the tender offer at 11:59 p.m., New York City time, on October 25, 2012, unless extended or earlier terminated. However, such holders will not be entitled to receive the consent payment. Withdrawal rights for the tender offer have expired. Accordingly, holders may not withdraw Notes previously or hereafter tendered except as contemplated by the tender offer.

If not all Notes are validly tendered pursuant to the tender offer, ViaSat expects to redeem any untendered Notes in accordance with the indenture governing the Notes.

ViaSat has engaged BofA Merrill Lynch as the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. D.F. King & Co., Inc. is acting as the Information Agent and Tender Agent for the tender offer and consent solicitation.

ViaSat News	2

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made solely pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent, each dated September 27, 2012. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Neither ViaSat, the Dealer Manager nor the Information Agent and Tender Agent, nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding the payment of tender offer consideration and the redemption of any untendered Notes, and are generally identified with words such as “believe,” “could,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions. Such statements reflect management’s current expectations and judgment as of the date of this press release. Risks, uncertainties and assumptions that could affect ViaSat’s forward-looking statements include, among other things, the completion of the tender offer. In addition, please refer to the risk factors contained in ViaSat’s SEC filings available at www.sec.gov, including ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.